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As filed with the Securities and Exchange Commission on March 31, 2004.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Archipelago Holdings, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6200 (Primary Standard Industrial Classification Code Number)	36-4298373 (I.R.S. Employer Identification No.)

100 South Wacker Drive, Suite 2000
Chicago, IL 60606
(888) 514-7284

(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Kevin J.P. O'Hara, Esq.
Chief Administrative Officer,
General Counsel and Corporate Secretary
Archipelago Holdings, L.L.C.
100 South Wacker Drive, Suite 2000
Chicago, IL 60606
(888) 514-7284

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Evangelakos, Esq. Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	John W. White, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Share to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common stock, par value $.01 per share(1)	$150,000,000	$19,005

(1)
Includes shares of common stock issuable upon exercise of an over-allotment option granted to the underwriters.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Archipelago Holdings, L.L.C. has prepared this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-113226) for the purpose of filing certain exhibits to the Registration Statement. Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee, the NASD fee and the ArcaEx listing fee.

Item	Amount
SEC registration fee		$19,005
NASD filing fee		15,500
ArcaEx listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees.		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment

        All expenses the Registrant and the selling stockholders incur in connection with the issuance and distribution of the common stock registered hereby (other than underwriting discounts and commissions) will be borne by the registrant.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 also provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Archipelago, or is or was a director of a subsidiary of Archipelago, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding.

        Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent allowed under Delaware law, as it shall be supplemented and amended.

        The Registrant expects to obtain policies of insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

        During the past three years, the Registrant has issued and sold the following unregistered securities:

        (1)   On November 12, 2003, Archipelago Holdings, L.L.C. entered into a contribution agreement with GAP Archa Holdings, L.L.C. pursuant to which Archipelago Holdings, L.L.C. issued 16,793,637 shares of Class A convertible redeemable preferred shares of Archipelago Holdings, L.L.C. to GAP Archa Holdings, L.L.C. in exchange for a capital contribution of $50,000,000 in cash.

        (2)   On January 17, 2002, in connection with our acquisition of REDIBook ECN, Archipelago Holdings, L.L.C., REDIBook ECN, LLC and the then members of the two companies entered into an exchange agreement pursuant to which Archipelago Holdings, L.L.C. issued limited liability company interests to certain members of REDIBook ECN, LLC in exchange for all outstanding equity interests in REDIBook ECN, LLC. The number of REDIBook interests contributed and the number of Archipelago interests acquired by each contributor are summarized below:

		Number of Limited Liability Company Interests (Shares) of Archipelago Holdings, L.L.C. acquired
	Number of Limited Liability Company Interests (Shares) of REDIBook ECN, LLC contributed
			Pro Forma Shares of Common Stock(1)
Contributor
		Class A Shares
Fidelity Global Brokerage Group, Inc.	658,280	9,348,682	2,077,483
Charles Schwab & Co., Inc.	676,400	9,606,016	2,134,668
Spear, Leeds & Kellogg, L.P.	2,240,590	31,820,141	7,071,135
TD Waterhouse Group, Inc.	254,435	3,613,333	802,962
Fleet Securities, Inc.	74,735	1,061,292	235,842
Credit Suisse First Boston Next Fund, Inc.	802,535	11,397,274	2,532,725
Lehman Brothers, Inc.	89,605	1,272,612	282,802
National Discount Brokers Group, Inc.	106,380	1,510,775	335,727
Banc of America Technology Investment, Inc.	54,185	769,589	171,020
JL Management, LLC	42,855	608,684	135,263

(1)
Calculated based on the number of shares of common stock that would have been held by our investors at the time of the REDIBook merger after giving effect to our conversion to a corporation.

        (3)   During the three-year period ending on December 31, 2003, we have granted options to acquire and rights with respect to shares of our common stock to employees and officers under our long term incentive plans at exercise prices of $4.50 per share ($20.25 per share after conversion) for the 2000 LTIP and $1.09 and $2.98 per share ($4.91 and $13.41 per share respectively after conversion) for the 2003 LTIP. As of December 31, 2003 we have outstanding options to acquire and rights with respect to approximately 1,781,000 shares of our common stock, based on a conversion rate of 0.222222 shares of common stock of Archipelago Holdings, Inc. for each membership interest of Archipelago Holdings, L.L.C. None of the outstanding stock options or rights are currently exercisable.

        Issuances described in Item 15 (1) and (2) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as offers of securities by an issuer not involving a public offering. Issuances described in Item 15 (3) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated thereunder as offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

        The recipients of securities in each transaction described in this Item 15 represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information. No underwriter was employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)
Exhibits. The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement among Archipelago Holdings, Inc., the underwriters named therein and the selling stockholders named therein.***
2.1	Exchange Agreement, dated as of January 17, 2002, among Archipelago Holdings, L.L.C., REDIBook ECN, LLC and the parties named therein.**
2.2	Contribution Agreement, dated as of November 12, 2003, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.3	Agreement and Plan of Merger, dated as of February 27, 2004, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.4	Letter Agreement, dated February 27, 2004, among GAP-W, LLC, Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.5	Contribution Agreement, dated July 12, 2000, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.***
3.1	Amended and Restated Certificate of Incorporation of Archipelago Holdings, Inc.***
3.2	Amended and Restated Bylaws of Archipelago Holdings, Inc.***
3.3	Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.**
3.4	Amendment No.1 to Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.**
4.1	Specimen Certificate of Common Stock.***
4.2	Registration Rights Agreement, dated November 12, 2003, among Archipelago Holdings, L.L.C., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, GAP-W, LLC, GAP Archa Holdings, Inc., and the Class A Members of the Archipelago Holdings, L.L.C. and the affiliates of certain of such Class A Members.**
5.1	Opinion of Sullivan & Cromwell LLP, counsel to Archipelago Holdings, Inc.***
10.1	ECN to ECN Direct Linkage Agreement, dated April 7, 2000, between Archipelago ECN and The Island ECN, Inc., assigned to Archipelago Holdings, L.L.C. as of December 1, 2002.**†
10.2	Mutual Services Agreement, dated as of March 27, 2001, amended April 15, 2002 and May 31, 2002, between Instinet Corporation and Archipelago, L.L.C.**†
10.3	License Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**
10.4	Support, Development and Enhancement Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**
10.5	License and Distribution Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**†
10.6	Software License and Services Agreement, dated November 4, 2003, between Shadow Financial Services Corp. and Archipelago Holdings, L.L.C.**†
10.7	Application Service Provider Agreement, dated as of February 1, 2001, between TransactTools, Inc. and Archipelago, L.L.C.**†
10.8	Agreement for Professional Services, dated August 14, 2000, between TransactTools, Inc. and Archipelago, L.L.C.**†

10.9	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago, L.L.C.**†
10.10	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and REDIBook ECN, LLC.**†
10.11	Letter Agreement, dated January 17, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.**
10.12	Fully Disclosed Clearing Agreements, dated December 2002, between Spear, Leeds & Kellogg, L.P. and GlobeNet Securities, Inc.**†
10.13	Clearing Letter Agreement, dated November 15, 2003, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.**†
10.14	Clearing Agreement, dated as of February 9, 2000 and effective as of February 25, 2000, between Broadcort Capital Corp. and Archipelago, L.L.C.**†
10.15	Client Access Agreement, dated June 25, 2002 and effective July 1, 2002, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.**
10.16	2000 Long-Term Incentive Plan.**
10.17	2003 Long-Term Incentive Plan.**
10.18	Archipelago Holdings 2004 Stock Incentive Plan.**
10.19	Archipelago Holdings Employee Stock Purchase Plan.**
10.20	Archipelago Holdings Management Annual Bonus Plan.**
10.21	Townsend Analytics Assistance Agreements, dated January 7, 1999, between Townsend Analytics, Ltd, and Archipelago Holdings, L.L.C.**
10.22	Order Routing Services Agreement for "DOT" Orders, dated February 8, 2001, between Archipelago, L.L.C. and BNP Paribas Brokerage Services, Inc., assigned to Archipelago Securities, L.L.C. as of April 30, 2003.**
10.23	Credit and Security Agreement, dated as of October 23, 2003, between Archipelago Exchange, L.L.C. and JPMorgan Chase Bank.**
10.24	Electronic Trade Execution Agreement for "DOT" orders, dated November 12, 1999, between J.P. Morgan Securities Inc. and Archipelago, L.L.C.***
10.25	Sun Microsystems Terms and Conditions, dated February 1, 2003, between Sun Microsystems, Inc. and the Archipelago Holdings, L.L.C.***
10.26	DOT Order Routing Services Agreement, dated December 7, 2001, between Archipelago, L.L.C. and Herzog, Heine, Geduld, Inc.***
10.27	Direct Linkage & DOT Agreement, dated January 29, 2002, between Archipelago L.L.C. and NYFIX Millennium LLC.***
10.28	Sublease, dated February 1, 1999, by and between Townsend Analytics, Ltd. and Archipelago Holdings, L.L.C.***
10.29	First Amendment to Sublease, dated as of April 1, 2000, between Townsend Analytics, Ltd. and Archipelago, L.L.C.***
10.30	Second Amendment to Sublease, dated as of March 26, 2003, between Townsend Analytics and Archipelago Holdings, L.L.C.***
10.31	Office Lease, dated October 31, 2003, between MJH Wacker LLC and Archipelago Holdings, L.L.C.***
10.32	Assumption and Attornment Agreement, dated as of October 31, 2003, by and between Archipelago Holdings, L.L.C. and MJH Wacker LLC.***
10.33	19th Amendment to Office Lease, dated as of October 31, 2003, between MJH Wacker LLC and Townsend Analytics, Ltd.***

10.34	20th Amendment to Office Lease, dated as of October 31, 2003, between MJH Wacker LLC and Townsend Analytics, Ltd.***
10.35	ECN to ECN Direct Linkage Agreement, dated March 23, 2000, between Archipelago ECN and Bloomberg Tradebook LLC.***
10.36	Amended and Restated Facility Services Agreement, dated as of March 22, 2002, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.***
10.37	Indemnification Agreement, dated as of February 10, 2004, between Archipelago Holdings, L.L.C. and certain indemnitees specified therein.***
21.1	Subsidiaries of Archipelago Holdings, Inc.**
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5).***
24.1	Power of Attorney (included on signature page)*

*
Filed previously.

**
Filed herewith.

***
To be filed by amendment.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)
Financial Statement Schedules. Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on March 30, 2004.

ARCHIPELAGO HOLDINGS, L.L.C.
By:	/s/ NELSON CHAI Nelson Chai Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gerald D. Putnam	Chief Executive Officer and Manager (Principal Executive Officer)	March 30, 2004
/s/ NELSON CHAI Nelson Chai	Chief Financial Officer (Principal Financial and Accounting Officer)	March 30, 2004
* Stuart Townsend	Manager	March 30, 2004
* Philip D. DeFeo	Manager	March 30, 2004
* Joseph Barra	Manager	March 30, 2004
* Lawrence Liebowitz	Manager	March 30, 2004
* Craig Messinger	Manager	March 30, 2004
* Alan Freudenstein	Manager	March 30, 2004
* Onuoha Odim	Manager	March 30, 2004

* Jeffrey Wecker	Manager	March 30, 2004
* William Cruger	Manager	March 30, 2004
* William E. Ford	Manager	March 30, 2004
*By:	/s/ NELSON CHAI Nelson Chai Attorney-in-Fact

 EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement among Archipelago Holdings, Inc., the underwriters named therein and the selling stockholders named therein.***
2.1	Exchange Agreement, dated as of January 17, 2002, among Archipelago Holdings, L.L.C., REDIBook ECN, LLC and the parties named therein.**
2.2	Contribution Agreement, dated as of November 12, 2003, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.3	Agreement and Plan of Merger, dated as of February 27, 2004, between Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.4	Letter Agreement, dated February 27, 2004, among GAP-W, LLC, Archipelago Holdings, L.L.C. and GAP Archa Holdings, Inc.**
2.5	Contribution Agreement, dated July 12, 2000, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.***
3.1	Amended and Restated Certificate of Incorporation of Archipelago Holdings, Inc.***
3.2	Amended and Restated Bylaws of Archipelago Holdings, Inc.***
3.3	Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.**
3.4	Amendment No.1 to Ninth Amended and Restated Limited Liability Company Agreement of Archipelago Holdings, L.L.C.**
4.1	Specimen Certificate of Common Stock.***
4.2	Registration Rights Agreement, dated November 12, 2003, among Archipelago Holdings, L.L.C., General Atlantic Partners 77, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, GAP-W, LLC, GAP Archa Holdings, Inc., and the Class A Members of the Archipelago Holdings, L.L.C. and the affiliates of certain of such Class A Members.**
5.1	Opinion of Sullivan & Cromwell LLP, counsel to Archipelago Holdings, Inc.***
10.1	ECN to ECN Direct Linkage Agreement, dated April 7, 2000, between Archipelago ECN and The Island ECN, Inc., assigned to Archipelago Holdings, L.L.C. as of December 1, 2002.**†
10.2	Mutual Services Agreement, dated as of March 27, 2001, amended April 15, 2002 and May 31, 2002, between Instinet Corporation and Archipelago, L.L.C.**†
10.3	License Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**
10.4	Support, Development and Enhancement Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**
10.5	License and Distribution Agreement, dated as of January 7, 1999, between Archipelago Holdings, L.L.C. and Townsend Analytics, Ltd.**†
10.6	Software License and Services Agreement, dated November 4, 2003, between Shadow Financial Services Corp. and Archipelago Holdings, L.L.C.**†
10.7	Application Service Provider Agreement, dated as of February 1, 2001, between TransactTools, Inc. and Archipelago, L.L.C.**†
10.8	Agreement for Professional Services, dated August 14, 2000, between TransactTools, Inc. and Archipelago, L.L.C.**†
10.9	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago, L.L.C.**†

10.10	Fully Disclosed Clearing Agreement, dated as of January 7, 2002, between Spear, Leeds & Kellogg, L.P. and REDIBook ECN, LLC.**†
10.11	Letter Agreement, dated January 17, 2002, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.**
10.12	Fully Disclosed Clearing Agreements, dated December 2002, between Spear, Leeds & Kellogg, L.P. and GlobeNet Securities, Inc.**†
10.13	Clearing Letter Agreement, dated November 15, 2003, between Spear, Leeds & Kellogg, L.P. and Archipelago Holdings, L.L.C.**†
10.14	Clearing Agreement, dated as of February 9, 2000 and effective as of February 25, 2000, between Broadcort Capital Corp. and Archipelago, L.L.C.**†
10.15	Client Access Agreement, dated June 25, 2002 and effective July 1, 2002, between Spear, Leeds & Kellogg, L.P. and Wave Securities, L.L.C.**
10.16	2000 Long-Term Incentive Plan.**
10.17	2003 Long-Term Incentive Plan.**
10.18	Archipelago Holdings 2004 Stock Incentive Plan.**
10.19	Archipelago Holdings Employee Stock Purchase Plan.**
10.20	Archipelago Holdings Management Annual Bonus Plan.**
10.21	Townsend Analytics Assistance Agreements, dated January 7, 1999, between Townsend Analytics, Ltd, and Archipelago Holdings, L.L.C.**
10.22	Order Routing Services Agreement for "DOT" Orders, dated February 8, 2001, between Archipelago, L.L.C. and BNP Paribas Brokerage Services, Inc., assigned to Archipelago Securities, L.L.C. as of April 30, 2003.**
10.23	Credit and Security Agreement, dated as of October 23, 2003, between Archipelago Exchange, L.L.C. and JPMorgan Chase Bank.**
10.24	Electronic Trade Execution Agreement for "DOT" orders, dated November 12, 1999, between J.P. Morgan Securities Inc. and Archipelago, L.L.C.***
10.25	Sun Microsystems Terms and Conditions, dated February 1, 2003, between Sun Microsystems, Inc. and the Archipelago Holdings, L.L.C.***
10.26	DOT Order Routing Services Agreement, dated December 7, 2001, between Archipelago, L.L.C. and Herzog, Heine, Geduld, Inc.***
10.27	Direct Linkage & DOT Agreement, dated January 29, 2002, between Archipelago L.L.C. and NYFIX Millennium LLC.***
10.28	Sublease, dated February 1, 1999, by and between Townsend Analytics, Ltd. and Archipelago Holdings, L.L.C.***
10.29	First Amendment to Sublease, dated as of April 1, 2000, between Townsend Analytics, Ltd. and Archipelago, L.L.C.***
10.30	Second Amendment to Sublease, dated as of March 26, 2003, between Townsend Analytics and Archipelago Holdings, L.L.C.***
10.31	Office Lease, dated October 31, 2003, between MJH Wacker LLC and Archipelago Holdings, L.L.C.***
10.32	Assumption and Attornment Agreement, dated as of October 31, 2003, by and between Archipelago Holdings, L.L.C. and MJH Wacker LLC.***
10.33	19th Amendment to Office Lease, dated as of October 31, 2003, between MJH Wacker LLC and Townsend Analytics, Ltd.***
10.34	20th Amendment to Office Lease, dated as of October 31, 2003, between MJH Wacker LLC and Townsend Analytics, Ltd.***

10.35	ECN to ECN Direct Linkage Agreement, dated March 23, 2000, between Archipelago ECN and Bloomberg Tradebook LLC.***
10.36	Amended and Restated Facility Services Agreement, dated as of March 22, 2002, among Archipelago Holdings, L.L.C., Pacific Exchange, Inc. and PCX Equities, Inc.***
10.37	Indemnification Agreement, dated as of February 10, 2004, between Archipelago Holdings, L.L.C. and certain indemnitees specified therein.***
21.1	Subsidiaries of Archipelago Holdings, Inc.**
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5).***
24.1	Power of Attorney (included on signature page)*

*
Filed previously.

**
Filed herewith.

***
To be filed by amendment.

†
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II Information Not Required in Prospectus
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
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